SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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WESTERN ASSET CORPORATE LOAN FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important
No Matter How Many or How Few Shares You Own
WESTERN ASSET
February 3, 2020
Dear Fellow Stockholder:
The Western Asset Corporate Loan Fund Inc. Board of Directors is committed to creating sustainable value for all stockholders. Together, the Board and management team are achieving our investment objective of maximizing current income consistent with prudent efforts to preserve capital. Your Board has been effective in overseeing the Fund to deliver financial performance and stockholder distributions above the average of our peer group and other key benchmarks.
Ahead of our Annual Meeting of Stockholders on March 20, 2020 (“the Annual Meeting”), you have an important decision to make regarding the future of your investment in the Fund. At this year’s meeting, Bulldog Investors, LLC, (“Bulldog”) a professional activist investor, is seeking to disrupt our long-term, value-enhancing strategy by nominating three individuals to stand for election to the Board of Directors. Bulldog has also put forth a non-binding proposal that we believe is not in the best interest of all stockholders.
You have the opportunity to protect the value of your investment.
Your Board is committed to acting in the best interests of all stockholders. In contrast, Bulldog is attempting to derail the Fund’s momentum by gaining representation on the Board in order to implement a plan that would benefit its own short-term, self-interested objectives to the detriment of all other stockholders of the Fund.
The Board unanimously recommends that you vote “FOR” the Board’s Nominees and “AGAINST” Bulldog’s Bylaws Amendment Proposal on the enclosed WHITE Proxy Card today.
In the weeks leading up to the Annual Meeting, you may receive materials from Bulldog asking you to vote on a green proxy card. Please note that voting on the green proxy card, for any reason, will not count as a vote in support of the Western Asset Corporate Loan Fund Inc. Board, and will revoke any previous vote on the Fund’s official WHITE Proxy Card. If you vote your shares more than once, only your latest-dated proxy card counts.
Your vote is important, no matter how many or how few shares you own. We urge you to support the Board that is committed to executing a plan to generate long-term, sustainable value for you.
The Board Continues to Deliver Competitive Performance and Strong Distributions
The Fund’s Board is committed to generating competitive performance for stockholders and has worked with the Fund’s management team and investment advisor to consistently outperform its benchmark index1 over key periods.
TOTAL ANNUALIZED RETURNS
OUTPERFORMED BENCHMARK BASED ON MARKET PRICE2
The Board and management team have also maintained a very attractive distribution rate since inception.
In fact, as of December 31, 2019, the Fund’s yield was
7.63%
based on market price and the Board increased dividends by 18.9% in 2019
1-Year 5-Years
TLI Performance2                Benchmark Performance

Taking Action to Narrow the Discount between Market Price and NAV

In addition to these changes, the Board also evaluated opportunities that could help narrow the gap between the Fund's market price and net asset value ("NAV"). While discounts between market price and NAV are common among closed-end funds across the industry, the Board proactively monitors the level of the discount on an ongoing basis. Consistent with its focus on balancing the Fund's ability to achieve its investment objectives over the long-term with the benefits of narrowing the discount, the Board took several recent actions to meet this objective. These actions included:

- **Dividend Increase:** The Board has increased the Fund's dividends over the past year by 18.9%.
- **Fee Waiver**: Voluntarily waiving of the Fund's investment management fee by 0.05% until November 30, 2020.
- **Repurchases:** The Fund recently repurchased over $450,000 in shares of the Fund.
- **Expansion of Investments in Collateralized Loan Obligations:** To enhance the Fund's ability to deliver high current income and attractive total returns, the Board recently approved an expansion of the Fund's investment guidelines to permit it to invest up to 5% of the Fund's assets in collateralized loan obligations.

Your Board is Diverse, Highly-Engaged and Focused on Creating Sustainable Value for All Stockholders

The Board comprises eight highly-qualified directors, seven of whom are independent and all of whom bring extensive leadership experience and skills that are relevant to the successful oversight of the Fund's strategy and objectives. With four female directors, the Board also has strong gender diversity, and was granted the Ambassador Award hosted by the 2020 Women on Boards at its 8th Annual National Conversation on Board Diversity in November 2019.

All three of the Fund's director nominees standing for election at the Annual Meeting are familiar with the Fund's objectives and investment strategies, and serve key roles in the Board's oversight of these matters.

MS. NISHA KUMAR	**FUND COMMITTEE MEMBER** Audit Nominating Compensation Pricing and Valuation	Ms. Kumar brings to the Board significant financial and accounting experience from her current role as the CFO and Chief Compliance Officer of Greenbriar Equity Group LLC, a global private equity group as well as her previous experience as CFO and Chief Administrative Officer of Rent the Runway, Inc. From 2001 to 2007, she was at Time Warner, Inc. as VP of Mergers & Acquisitions and VP of Operations. Previously, she was VP of Corporate Development at Priceline.com. Since 2016 Ms. Kumar has been an independent director of The India Fund, Inc. and The Asia Tigers Fund, Inc., currently serving as the Audit Committee Financial Expert on both funds. In 2017 she became an independent director of the Aberdeen Income Credit Strategies Fund. She is a member of the Leadership Council of the Harvard School of Public Health, the Harvard School of Public Health's India Advisory Council and the Council on Foreign Relations.
MS. EILEEN A. KAMERICK	**FUND COMMITTEE MEMBER** Audit CHAIR Nominating Compensation Pricing and Valuation	Ms. Kamerick has been Chief Financial Officer of such leading companies as Houlihan Lokey, Heidrick & Struggles, Leo Burnett, and BPAmoco Americas. In her roles as CFO and as an experienced Audit Committee Chairman for these funds and for other publicly traded companies, she has overseen the preparation of financial statements. She qualifies as a "financial expert" with the SEC, and fills the requirements of the New York Stock Exchange ("NYSE") that listed companies maintain at least one director with accounting or financial management expertise. She is an adjunct professor of governance and corporate finance at leading law schools, including University of Chicago and Washington University at St. Louis. She is an NACD Board Leadership Fellow. None of Saba Capital's nominees appear to fulfill the NYSE's requirements to be a "financial expert", and therefore their election would remove critical expertise from our Board.
MR. DANIEL P. CRONIN	**FUND COMMITTEE MEMBER** Nominating CHAIR Audit Compensation Pricing and Valuation	Mr. Cronin retired in 2004 from the pharmaceutical company Pfizer, Inc., ending his 30-year career as Associate General Counsel of the company. During his tenure with Pfizer he conceived and developed, with New York University's Stern School of Business, the Pfizer Legal Leadership Series to teach business, financial and management principles to Pfizer's attorneys. He supervised major product liability, intellectual property and commercial litigations, as well as structuring and negotiating business transactions. He was the chief lawyer for all Pfizer global business units as well as tax, treasury and licensing and development divisions. Mr. Cronin holds a B.S. from Fordham College and a J.D. from Brooklyn Law School.

The Board regularly evaluates its composition and looks for opportunities to add new perspectives to the Boardroom. To that end, the Board appointed Ms. Kumar as our newest independent director in 2019.
The Board is open to adding new directors who bring fresh perspectives and opinions. However, Bulldog’s nominees would remove critical gender diversity if elected, and the Board firmly believes that they would advance the short-term goals of the activist fund to the detriment of all other stockholders.
Bulldog is Advocating for Actions that Would be Harmful to Long-Term Stockholders
As part of its attack against the Fund, Bulldog has put forward a Bylaws Amendment Proposal to change the voting standard for the election of directors to the Board, which the Board believes is not in the best interests of all stockholders. In fact, the Board believes that Bulldog’s Bylaws Amendment Proposal is simply another attempt to pressure the Board into pursuing actions that would support the activist fund’s short-term interests. The Board believes that the current voting standard for both contested and uncontested elections of directors is appropriate to ensure that long-term stockholders are fully represented.
Bulldog is a professional activist fund that has a long history of attacking closed-end funds just like ours in order to generate a short-term profit for themselves to the detriment of long-term holders. Bulldog typically seeks to implement initiatives intended to generate a short-term profit that derail a fund’s ability to continue to enhance value for its stockholders who invest in the fund for long-term, sustainable returns.
Bulldog is following its standard playbook in its attack against the Fund in an attempt to pressure the Board into facilitating its self-interested agenda at your expense. The Board unanimously recommends that you vote “AGAINST” Bulldog’s Bylaws Amendment Proposal.
Protect the Value of Your Investment Vote the WHITE Proxy Card Today
Your Board has a track record of delivering competitive financial performance and strong stockholder returns, and is taking steps to build on this positive momentum. Conversely, Bulldog is attempting to weaken the Board with its own nominees who would support actions that will hurt the Fund’s ability to deliver for stockholders.
Let your voice be heard.
Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the Western Asset Corporate Loan Fund Inc. nominees and “AGAINST” Bulldog’s Bylaws Amendment Proposal.
Thank you for your support.
Sincerely,
The Western Asset Corporate Loan Fund Inc. Board of Directors
YOUR VOTE IS VERY IMPORTANT
PROTECT YOUR INVESTMENT
Vote the Enclosed WHITE Proxy Card Today “FOR” the Company’s Highly-Qualified and Experienced Director Nominees

Your Vote is Important, No Matter How
Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided.
If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree
M&A    Stockholders Call Toll Free: (877) 750-8198
Banks and Brokers Call: (212) 750-5833
Incorporated
REMEMBER
We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE Proxy Card.
Notes
1    The S&P/LSTA Performing Loan Index is a sub-index of the S&P/LSTA Leveraged Loan Index (LLI) and it is all loans excluding those in payment default. The S&P/LSTA Leveraged Loan Index tracks the current outstanding balance and spread over LIBOR for fully funded term loans. The facilities included represent a broad cross section of leveraged loans syndicated in the U.S., including dollar denominated loans to overseas issuers. The market value return component of the Index is based on secondary market pricing received from dealers.
2    For the period ended December 31, 2019.
Forward Looking Statement
Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.
All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.